United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 18, 2013 (July 17, 2013)

Commission File No.	Exact Name of Registrant as Specified in its Charter and Principal Office Address and Telephone Number	State of Incorporation	I.R.S. Employer Identification Number
1-16681	The Laclede Group, Inc. 720 Olive Street St. Louis, MO 63101 314-342-0500	Missouri	74-2976504
1-1822	Laclede Gas Company 720 Olive Street St. Louis, MO 63101 314-342-0500	Missouri	43-0368139

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 8.01 Other Events.
In December 2012, The Laclede Group, Inc. (“Laclede Group”) announced agreements to acquire substantially all of the assets and liabilities of Southern Union Company's (“SUG”) Missouri Gas Energy (the “MGE”) and New England Gas Company (the “NEG”) divisions. On July 17, 2013, the Missouri Public Service Commission (“MoPSC”) approved the acquisition of the assets of MGE by Laclede Gas Company (“Laclede Gas”) pursuant to the purchase and sale agreement, dated as of December 14, 2012 (the “MGE PSA”), among SUG, Laclede Gas (by way of an assignment and assumption agreement) and Laclede (solely as guarantor) (the “MGE Acquisition”). The approval is effective July 31, 2013, and permits closing on the MGE Acquisition on or after September 1, 2013. Further, Laclede Gas is authorized to complete the financing necessary to support the MGE Acquisition.

Although the MoPSC approval satisfies one of the closing conditions under the MGE PSA, the closing remains subject to the satisfaction or waiver of all conditions precedent as described in the MGE PSA, including the ability to close the NEG transaction concurrently with the MGE Acquisition. In order to close the NEG transaction, approval by the Massachusetts Department of Public Utilities (“MDPU”) of the acquisition of the assets of NEG by a subsidiary of Algonquin Power & Utilities Corp. (“APUC”) must be received. APUC, pursuant to agreements entered into and announced in February 2013 acquired Laclede's rights to purchase the assets of NEG from SUG. If the NEG transaction is not closed or capable of closing or SUG does not waive such condition, the closing of the MGE Acquisition would be delayed until the conditions precedent to the NEG transaction are satisfied, including the condition of MDPU approval.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
99.1 News release dated July 17, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LACLEDE GROUP, INC.
Date: July 18, 2013	By:	/s/ M. D. Waltermire
M. D. Waltermire Executive Vice President, Chief Financial Officer

LACLEDE GAS COMPANY
Date: July 18, 2013	By:	/s/ S. L. Lindsey
S. L. Lindsey President

Exhibit Index

Exhibit Number	Description

99.1	News release dated July 17, 2013.